Exhibit 23. Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of McDonald's Corporation (listed below) and in the related prospectuses of our reports dated February 24, 2015 with respect to the consolidated financial statements of McDonald's Corporation and the effectiveness of internal control over financial reporting of McDonald's Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

Commission File No. for Registration Statements

Form S-8	Form S-3

333-36778	333-184198
333-71656
333-115770
333-149990
333-177314
333-193015

ERNST & YOUNG LLP
Chicago, Illinois
February 24, 2015